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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-32737) of Chase Manhattan Bank USA, National Association and JPMorgan Chase Bank of our report dated March 29, 2002 relating to the assertion made by management of The CIT Group/Sales Financing, Inc. (the Company) surrounding the Company's compliance with the minimum servicing standards identified in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2001, which report appears as Exhibit 93.2 of this Form 10-K.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, NY
March 29, 2002